Exhibit 10.24

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated as of December 15, 2004 (the “Effective Date”), is entered into by and between Interline Brands, Inc., (the “Company”) and William R. Pray (the “Executive”).

WHEREAS, the Executive is currently an employee of the Company;

WEREAS, the Company and the Executive desire to amend and restate the employment agreement entered into by, and between the parties, dated as of September 23, 2004;

WHEREAS, the Company considers it essential to its best interests and the best interests of its stockholders to provide for the continued employment of the Executive by the Company and to amend and restate the employment agreement entered into by and between the parties dated as of September 23, 2004; and

WHEREAS, the Executive is willing to accept and continue his employment on the terms hereinafter set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration and intending to be legally bound hereby, the parties agree as follows:

1.             Term of Employment.  The Executive’s term of employment with the Company under this Agreement shall begin on the date hereof, and unless sooner terminated as hereafter provided, shall continue until December 31, 2005 provided that the Employment Term shall automatically be extended for successive one-year periods; provided further that the Agreement may be terminable by either party upon sixty (60) days written notice of such party’s intention to terminate (the initial term together with each successive one year period shall hereinafter be referred to as the “Employment Term”). This Agreement is intended to supercede, replace and terminate, and upon execution hereof shall terminate in its entirety, the Employment Agreement dated September 23, 2004 entered into between the Company and the Executive, the Employment Agreement dated as of September 29, 2000, and entered into by Interline Brands, Inc., f/k/a/Wilmar Industries, Inc. and the Executive, together with that Split Dollar Agreement dated April 1, 1996, Collateral Assignment for Split Dollar Plan dated April 1, 1996, Money Purchase Deferred Compensation Agreement dated April 1, 1996,  Split Dollar Agreement dated April 20, 1997, Collateral Assignment for Split Dollar Plan dated April 20, 1997, and that Money Purchase Deferred Compensation Agreement dated April 20, 1997.

The termination of the Executive’s employment at the end of the Employment Term on account of the Company giving notice to the Executive of its desire not to extend the Employment Term in accordance with the provisions of this Section 1 shall be treated for all purposes as a termination without Cause pursuant to Section 6(c), and the applicable provisions

of Section 6(c) shall apply to such termination.   The termination of the Executive’s employment at the end of the Employment Term on account of the Executive giving notice to the Company of his/her desire not to extend the Employment Term in accordance with the provisions of this Section 1 shall be treated for all purposes as a voluntary termination pursuant to Section 6(d), and the provisions of Section 6(d) shall apply to such termination.

2.             Position.

(a)           The Executive shall serve as a Senior Vice President of the Company.  In such position, the Executive shall have such duties and authority as are customarily associated with such position and agrees to perform such duties and functions as shall from time to time be assigned or delegated to him by the President of the Company or his designee.

(b)           During the Employment Term, the Executive will devote substantially all of his business time and best efforts to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services, either directly or indirectly, without the prior written consent of the President of the Company.

3.             Base Salary.  During the Employment Term, the Company shall pay the Executive an annual base salary as follows: (i) from the Effective Date through June 30, 2005, the Company shall pay the Executive a base salary at the annual rate in effect on the Effective Date and (ii) from and after July 1, 2005 the Company shall pay the Executive a base salary at an annual rate of $200,000 (in each case hereinafter “Base Salary”).  Base Salary shall be payable in regular installments in accordance with the Company’s usual payroll practices.

4.             Bonus.  During the Employment Term, the Executive’s annual bonus shall be as follows: (i) with respect to the calendar year ending December 31, 2004, the Executive shall be eligible to earn an annual bonus award of up to $300,000, based upon bonus plan to be established and determined by the Board of Directors of the Company (the “Board”) applicable to all the vice presidents of the Company, (ii) with respect to the calendar year ending December 31, 2005, the Company shall pay the Executive a guaranteed bonus of $50,000, and (iii) with respect to the calendar year ending December 31, 2006 and each calendar year thereafter, the Company shall pay the Executive a guaranteed bonus of $100,000.  Each such annual bonus shall be paid at the same time and in the same manner as bonuses are paid to other executives of the Company, typically following the issuance of the Company’s audit financial statements with respect to such calendar year.

5.             Employee Benefits and Perquisites.  During the Employment Term, the Executive shall be eligible to participate in the Company’s employee benefit plans (including, without limitation, its health insurance and short term and long term disability insurance plans) on the same basis as those benefits are generally made available to other executives of the Company.    All of the benefits and perquisites described in this Section 5 shall hereafter be referred to collectively as the “Benefits”.

(i)Vacation. The Executive shall be provided four (4) weeks paid vacation per year, provided the vacation days taken do not interfere with the operations of the Company.

(ii) Medical Expense Reimbursement. The executive shall be entitled to reimbursement for expenses not reimbursed by insurance or otherwise for “medical care” for himself and immediate family member; provided, such family members are covered by a Company sponsored plan at the time the expense is incurred, and further provided that such reimbursement shall not exceed $10,000 per annum.

(iii) Club Membership Dues and Automobile Expenses. During the Term of Employment, the Executive shall be entitled to reimbursement for personal membership and automobile related expenses related to the Executive’s primary automobile in an amount not to exceed $50,000.00 per year, payable in accordance with the Company’s policies on expense reimbursement, in effect from time to time.

(iv)Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with the Company’s policies on expense reimbursement, in effect from time to time.

6.             Termination.  Notwithstanding any other provision of this Agreement:

(a)           For Cause by the Company.  The Employment Term and the Executive’s employment hereunder may be terminated by the Company for “Cause.”  For purposes of this Agreement, “Cause” shall mean (i) the Executive’s gross neglect of, or willful and continued failure to substantially perform, his duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness); (ii) a willful act by the Executive against the interests of the Company or which causes or is intended to cause harm to the Company or its stockholders; (iii) the Executive’s conviction, or plea of no contest or guilty, to a felony under the laws of the United States or any state thereof or of a lesser offense involving dishonesty, the theft of Company property or moral turpitude; or (iv) a material breach of the Agreement by the Executive which is not cured by the Executive within twenty (20) days (where the breach is curable) following written notice to the Executive by the Company of the nature of the breach.  Upon termination of the Executive’s employment for Cause pursuant to this Section 6(a), the Executive shall be paid any accrued and unpaid Base Salary and Benefits through the date of termination and shall have no additional rights to any compensation or any other benefits under the Agreement or otherwise.

(b)           Disability or Death.  The Employment Term and the Executive’s employment hereunder shall terminate upon his death or if the Executive is unable for an aggregate of six (6) months in any twelve (12) consecutive month period to perform his duties due to the Executive’s physical or mental incapacity, as reasonably determined by the Board (such incapacity is hereinafter referred to as “Disability”).  Upon termination of the Executive’s employment hereunder for either Disability or death, the Executive or his estate (as the case may be) shall be entitled to receive (i) any accrued and unpaid Base Salary and Benefits and (ii) a bonus for the calendar year in which termination occurs, equal to the bonus which the Executive would have been entitled to if he had remained employed by the Company at the end of such calendar year, multiplied by a fraction, the numerator of which is the number of days in such calendar year preceding the date of death or termination of employment and the denominator of which is 365 (a “Pro Rata Bonus”).  Upon termination of the Executive’s employment due to Disability or death pursuant to this Section 6(b), the Executive shall have no additional rights to any compensation or any other benefits under this Agreement.  All other benefits, if any, due the Executive following his termination for Disability or death shall be determined in accordance with the plans, policies and practices of the Company.

(c)           Without Cause by the Company.  The Employment Term and the Executive’s employment hereunder may be terminated by the Company without “Cause.”  If the Executive’s employment is terminated by the Company without “Cause” (other than by reason of Disability or death), the Executive shall be entitled to receive any accrued and unpaid Base Salary and Benefits.  The Executive shall be entitled to the following additional payments or benefits, as applicable:

(i)            If the Executive is terminated without Cause by the Company pursuant to Section 6(c) prior to December 31, 2005 then he shall be entitled to receive (i) continuation of his Base Salary through December 31, 2005 (such Base Salary to be paid at the rate set forth in Section 3 of this Agreement), (ii) continued reimbursement of his automobile related expenses related to the Executive’s primary automobile payable in accordance with the Company’s policies through December 31, 2006 and (iii) continuation of his health and dental insurance coverage on the same basis as those benefits are generally made available to other executives of the Company through December 31, 2006.

(ii)           If the Executive is terminated without Cause by the Company on or after December 31, 2005, then he shall be entitled to receive (i) continued reimbursement of his automobile related expenses related to the Executive’s primary automobile payable in accordance with the Company’s policies through December 31, 2006 and (ii) continuation of his health and dental insurance coverage on the same basis as those benefits are generally made available to other executives of the Company through December 31, 2006.

                                Upon termination of Executive’s employment by the Company without Cause pursuant to this Section 6(c), Executive shall have no additional rights to any compensation or any other benefits under this Agreement.  All other benefits, if any, due Executive following Executive’s termination of employment by the Company without Cause shall be determined in accordance with the plans, policies and practices of the Company.

(d)           Voluntary Termination by Executive.  The Executive shall provide the Company thirty (30) days’ advance written notice in the event the Executive terminates his employment, other than for Good Reason (as hereinafter defined); provided that the President may, in his sole discretion, terminate the Executive’s employment with the Company prior to the expiration of the thirty-day notice period.  In such event and upon the expiration of such thirty-day period (or such shorter time as the President in his sole discretion may determine), the Executive’s employment under this Agreement shall immediately and automatically terminate, and the Executive shall be limited to receiving any Base Salary earned and unpaid as of the Executive’s termination date.

(e)           Termination for Good Reason.  The Executive may terminate his employment hereunder for “Good Reason” at any time during the Employment Term.  For purposes of the Agreement, “Good Reason” shall mean (i) a material breach of the terms of this Agreement by the Company, (ii) the Company requiring the Executive to move his primary place of employment more than thirty-five (35) miles from the then current place of employment, if such move materially increases his commute, or (iii) a material diminution of the Executive’s responsibilities, provided that any of the foregoing is not cured by the Company within twenty (20) days following receipt of written notice by the Executive to the Company of the specific nature of the breach.  No termination for Good Reason shall be permitted unless the Company shall have first received written notice from the Executive describing the basis of such termination for Good Reason.  A termination of the Executive’s employment for Good Reason pursuant to this Section 6(e) shall be treated for purposes of this Agreement as a termination by the Company without Cause and the applicable provisions of Section 6(c) relating to the payment of compensation and benefits shall apply.

(f)            Benefits/Release.  In addition to any amounts which may be payable following a termination of employment pursuant to one of the paragraphs of this Section 6, the Executive or his beneficiaries shall be entitled to receive any benefits that may be provided for under the terms of an employee benefit plan in which the Executive is participating at the time of termination.  Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledges and agrees that any and all payments, other than the payment of any accrued and unpaid Base Salary and Benefits, to which the Executive is entitled under this Section 6 are conditioned upon and subject to the Executive’s execution of a general waiver and release, in such form as may be prepared by the Company’s attorneys, of all claims and issues arising under the Employment Agreement, except for such matters covered by provisions of this Agreement which expressly survive the termination of this Agreement.

(g)           Except as provided in this Section 6, the Company shall have no further obligation or liability under this Agreement following a termination of employment by the Executive.

(h)           Notice of Termination.  Any purported termination of employment by the Company or by the Executive shall be communicated by written notice of termination to the other party hereto in accordance with Section 12(h) hereof.

7.             Non-Competition.

(a)           The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates, the valuable confidential business information in such Executive’s possession and the customer goodwill associated with the ongoing business practice of the Company, and accordingly agrees as follows:

(i)            During the Employment Term and, for a period ending on the expiration of two years following the termination of the Executive’s employment (the “Restricted Period”), the Executive will not directly or indirectly, (i) engage in any business for the Executive’s own account that competes with the business of the Company, (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the Company, (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any business that competes with the business of the Company, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its affiliates that are engaged in a business similar to the business of the Company (the “Company Affiliates”) and customers or suppliers of the Company or the Company Affiliates.

(ii)           Notwithstanding anything to the contrary in this Agreement, the Executive may directly or indirectly own, solely as a passive investment, securities of any person engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own one percent (1%) or more of any class of securities of such person.

(iii)          During the Restricted Period, and for an additional one year after the end of the Restricted Period, the Executive will not, directly or indirectly, (i) without the written consent of the Company, solicit or encourage any employee of the Company or the Company Affiliates to leave the employment of the Company or the Company Affiliates, or (ii) without the written consent of the Company (which shall not be unreasonably withheld), hire any such employee who has left the employment of the Company or the Company Affiliates (other than as a result of the termination of such employment by the Company or the Company Affiliates) within one year after the termination of such employee’s employment with the Company or the Company Affiliates.

(iv)          During the Restricted Period, the Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or the Company Affiliates any consultant then under contract with the Company or the Company Affiliates.

(b)           It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

8.             Confidentiality.  The Executive will not at any time (whether during or after his employment with the company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, provided that the foregoing shall not apply to information which is generally known to the industry or the public other than as a result of the Executive’s breach of this covenant.  The Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries.  The Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

9.             Specific Performance.  The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

10.           Independence, Severability and Non-Exclusivity.  Each of the rights and remedies set forth in this Agreement shall be independent of the others and shall be severally enforceable and all of such rights and remedies shall be in addition to and not in lieu of any other rights and remedies available to the Company or its affiliates under the law or in equity.  If any of the provisions contained in this Agreement, including without limitation, the rights and remedies enumerated herein, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, or rights or remedies, which shall be given full effect without regard to the invalid portions.

11.           Miscellaneous.

(a)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflicts of law doctrine.

(b)           Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of the Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c)           No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)           Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e)           Assignment.  This Agreement shall not be assignable by the Executive.  This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company or to the financial institution(s) providing the Company’s senior credit facility.  Such assignment shall become effective when the Company notifies the Executive of such assignment or at such later date as may be specified in such notice.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

(f)            No Mitigation.  The Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment and, to the extent that the Executive obtains or undertakes other employment, the payment will not be reduced by the earnings of the Executive from the other employment.

(g)           Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

(h)           Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, in the case of the Executive, to the Executive’s address on file with the Company; all notices to the Company shall be directed to the attention of the President or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(i)            Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(j)            Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

/s/William R. Pray
Name: William R. Pray

INTERLINE BRANDS, INC.
By:	/s/Michael J. Grebe
	Name:	Michael J. Grebe
	Title:	President and CEO